UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC. MNG INVESTMENT HOLDINGS LLC STRATEGIC INVESTMENT OPPORTUNITIES LLC ALDEN GLOBAL CAPITAL LLC TIMOTHY BARTON HEATH FREEMAN R. JOSEPH FUCHS GUY GILMORE DANA NEEDLEMAN STEVEN ROSSI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MNG Enterprises, Inc., together with the other participants in the solicitation (collectively, “MNG”), have filed a preliminary proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of their slate of director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation.

On March 20, 2019, MNG issued the following press release:

MNG ENTERPRISES, INC.

MNG enterprises receives highly confident letter to finance proposal to acquire gannett for $12.00 per share

March 20, 2019 – Denver, CO – MNG Enterprises, Inc. (“MNG” or the “Company”) today announced that Oaktree Capital Management, L.P. (“Oaktree”), a subsidiary of Oaktree Capital Group, LLC (NYSE: OAK), delivered a letter stating that Oaktree is highly confident in the Company’s ability to attain a debt financing package in an aggregate principal amount equal to not less than $1.725 billion in connection with MNG’s proposed acquisition of Gannett Co., Inc. (NYSE:GCI) (“Gannett”). This financing would be sufficient to refinance the existing indebtedness of both MNG and Gannett, fully finance the $12.00 per share cash consideration payable to Gannett’s shareholders, and pay all related fees, costs and expenses in connection with the transaction.

“Oaktree is a knowledgeable investor with experience in the newspaper publishing industry, and we are pleased they have confidence in our ability to attain debt financing to acquire Gannett on these terms,” stated R. Joseph Fuchs, Chairman of the Board of MNG Enterprises, Inc. “MNG is a profitable newspaper operator with a strong, unlevered balance sheet. The combined company’s leverage profile would be conservative relative to industry comparables.”

Mr. Fuchs continued, “It’s time for Gannett’s Board of Directors to stop blocking value creation opportunities for its shareholders and engage with MNG. On January 14, 2019, we made a proposal to acquire all of the outstanding shares of Gannett, not owned by MNG, for $12.00 per share in cash, representing a 41% premium over Gannett’s closing share price of $8.53 on December 31, 2018 and a 23% premium to its closing share price of $9.75 on January 11, 2019. We are prepared to move quickly and believe if granted the ability to conduct confirmatory due diligence, we can complete our work and finalize a financing package within weeks.”

Additional information about MNG, its proposal to acquire Gannett, and its six nominees for election to Gannett’s board of directors is available at www.SaveGannett.com.

Moelis & Company is acting as financial advisor to MNG. Akin Gump Strauss Hauer & Feld LLP and Olshan Frome Wolosky LLP are serving as its legal counsel. Okapi Partners LLC is acting as MNG’s proxy solicitor.

About MNG Enterprises

MNG Enterprises, Inc. is one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The Mercury News, The Orange County Register and The Boston Herald. MNG is a leader in local, multi-platform news and information, distinguished by its award-winning original content and high quality, diversified portfolio of both print and local news and information web sites and mobile apps offering rich multimedia experiences across the nation. For more information, please visit www.digitalfirstmedia.com.

Important Information

MNG Enterprises, Inc., together with the other participants in the solicitation (collectively, “MNG”), have filed a preliminary proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation (the “Company”). Information concerning the identity of the participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, is available at http://savegannett.com/disclaimer. MNG STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (888) 785-6668 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

MEDIA CONTACT:

Reevemark

Paul Caminiti / Hugh Burns / Renée Soto

+1 212.433.4600

MNGInquiries@reevemark.com

INVESTOR CONTACT:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh

+ 212.297.0720

info@okapipartners.com

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